Exhibit 99.1

AVI Press and Investor Contact:

Julie Rathbun

Investor Relations

(541) 224-2575

Investorrelations@avibio.com

AVI BioPharma Announces Second Quarter 2009 Financial Results & Corporate Highlights

BOTHELL, WA — Aug. 10, 2009 — AVI BioPharma, Inc. (NASDAQ: AVII), a developer of RNA-based drugs, today reported financial results for the three and six months ending June 30, 2009.  The Company will host a conference call today, Monday, Aug. 10, at 9:30 a.m. Eastern time (6:30 a.m. Pacific) to review its financial results and corporate highlights (see below for details).

Revenues for the second quarter of 2009 were $2.9 million, compared to $5.0 million in the prior—year period, reflecting decreases in research contract revenues of $1.9 million. Revenues for the first half of 2009 were $6.1 million, compared to $10.6 million in the first half of 2008, reflecting decreases in research contract revenues of $4.5 million.

The net loss for the second quarter of 2009 was $19.7 million, or $(0.23) per share, compared with a net loss for the second quarter of 2008 of $1.8 million, or $(0.02) per share. The net loss for the second quarter of 2009 includes a non-cash expense for warrant liability of $14.6 million compared to a gain from the same source of $3.0 million during the second quarter of 2008. For the six months ended June 30, 2009, the Company reported a net loss of $20.6 million, or $(0.25) per share, compared with a net loss for the comparable period in 2008 of $16.8 million, or $(0.25) per share. The net loss for the six months ended June 30, 2009 includes a non-cash expense for warrant liability of $12.0 million compared to a gain of $1.6 million during the same period of 2008. The increase in warrant liability is a non-cash expense and is the result of the increase in the Company’s stock price subsequent to the issuance of the warrants as a part of the equity financing that closed in January 2009.  The increase or decrease in the warrant liability fluctuates as the price of the Company’s stock fluctuates.

Research and development (R&D) expenses for the second quarter of 2009 decreased to $5.8 million from $7.7 million during the second quarter of 2008. R&D expenses for the first six months of 2009 decreased to $10.3 million from $14.6 million in the prior-year period. The decrease in R&D expenses for the second quarter and the six months of 2009 was due primarily to decreases in government research contracting costs associated with the decline in government research contract revenue.  R&D expenses for the second quarter and the first six months also include higher expenses intended to accelerate the progress on AVI’s Duchenne muscular dystrophy projects.

General and adminstrative (G&A) expenses for the second quarter of 2009 were $2.2 million, unchanged from $2.2 million in the prior year’s second quarter.  G&A expenses in the first six months of 2009 decreased to $4.4 million from $4.7 million in the prior-year period. The G&A expense decrease for the first six months was due primarily to stock compensation expenses incurred in the prior-year quarter related to the Ercole acquisition.

Net interest income declined primarily due to declines in market rates of interest on the Company’s interest-earning investments.

AVI had cash, cash equivalents and short—term securities of $20.2 million as of June 30, 2009, an increase of $8.7 million from December 31, 2008. This increase was primarily due to the equity financing that raised net proceeds of $15.5 million, partially offset by cash used in operations of $6.0 million and property and equipment and patent-related costs of approximately $700,000.

“The first half of 2009 has been a period of sustained progress on several fronts for AVI, as we have secured a number of important new contracts and collaborations to support the advance of our promising development programs, including those for Duchenne muscular dystrophy,” said Leslie Hudson, Ph.D., President and Chief Executive Officer. “We have established our claim as an innovator in the development of exon skipping technology, as well as, the development of antiviral therapeutics targeting H1N1 and potential biological threats such as Ebola, Marburg and Junín viruses.”

Second Quarter and Recent Corporate Highlights

Duchenne Muscular Dystrophy

•                  Entered into collaboration with Action Duchenne Limited, a leading UK charity dedicated to increasing awareness, engendering action and raising funds to find a cure for Duchenne Muscular Dystrophy (DMD), to support the acceleration of research and development for AVI’s exon skipping candidate drugs for the treatment of DMD. The agreement has a one-year term, with an option to extend for additional years, and will provide approximately $1.2 million in support to AVI over the initial term for advancement of research, regulatory efforts and clinical trial recruitment.

•                  Entered into an amended sponsored research agreement with Charley’s Fund Inc., a not for profit organization, to provide for an additional $3 million in sponsored research funds, for a total of $5 million in support of the development of AVI-5038 for treatment of DMD through to IND.

•                  Announced a $2.5 million contract with Children’s National Medical Center in Washington, D.C. to support preclinical studies in the development of AVI-4658 for treatment of DMD. The collaboration will support the series of GLP toxicology studies for AVI-4658 which is required to release the clinical hold on the US IND.

BioDefense & Antivirals

•                  Announced AVI is under contract with the U.S. Defense Threat Reduction Agency (DTRA) for development of one or more nucleotide-based candidate drugs targeting the present epidemic of H1N1 swine flu. The objective of the contract, which includes a funding award up to $5.1 million, is to accomplish the preclinical development of one or more medical countermeasures based on AVI’s proprietary antisense PMO backbone and demonstrate efficacy using an appropriate animal model. Additional information regarding the DTRA contract can be found at: www.fbo.gov (PDF).

•                  Entered into an amendment to the contract with DTRA to support additional tasks for the continued development of DTRA’s programs with the Transformational Medical Technologies Initiative (“TMTI”) for the Company’s Ebola virus and Marburg virus therapeutic product candidates.  Under this amendment, DTRA has extended the contract performance period to November 29, 2009 and added a cost modification of an additional $5.9 million, thus increasing the contract amount to $33.9 million.

•                  Presented at the 7th Annual Biodefense Vaccines & Therapeutics conference taking place in Washington D.C. as part of a pre-conference symposium on “Developments in Biodefense Technology Platform.” As an invited participant in the session titled “Building Technology Platforms to Array Against Multiple Threats,” Dr. Patrick Iversen discussed the utility of AVI’s RNA-based drugs against biological threats, including Ebola and Marburg viruses.

•                  Presented preclinical findings using an antiviral oligomer compound that incorporates AVI’s proprietary backbone chemistry (PMOplus™) at the American Society of Virology Annual Meeting.

•                  Received key patents for drug candidate AVI-6002 targeting Ebola Zaire Virus protein VP35.The patents cover composition and methods to target the Ebola virus VP35 protein with a range of PMOplus™ compounds.

Corporate

•                  Announced the move of its corporate headquarters and much of its leadership team to the greater Seattle area.

•                  Appointed Paul Medeiros, Senior Vice President of Business Development and Chief Business Officer. Medeiros most recently served as Vice President, Global Licensing and Strategic Alliances for Schering-Plough, where he led worldwide specialty product licensing and strategic partnering initiatives.

•                  Announced that AVI joined the broad-market Russell 3000® Index following Russell Investments’ annual reconstitution of its comprehensive set of U.S. and global equity indexes. Membership in the Russell 3000, which remains in place for one year, means automatic inclusion in the large-cap Russell 1000 Index or small-cap Russell 2000 Index as well as the appropriate growth and value style indexes.

Guidance:

For 2009, AVI confirms its guidance for expenditures for operations, net of government funding and other collaborative efforts, to be approximately $10 to $12 million. The Company believes it will receive additional funding from government and other sources to pursue the development of product candidates, and has assumed certain revenues from these awards in providing this guidance. If the Company does not receive the additional contracts or if their award is delayed, this might have a negative impact on this guidance.

Conference Call

AVI management will hold a conference call to report second quarter 2009 financial results on Monday, August 10, 2009, at 9:30 a.m. Eastern time (6:30 a.m. Pacific time).

Individuals interested in listening to the live conference call may do so by dialing 800-967-7135 toll free within the United States and Canada, or 719-457-2603 for international callers.

A replay of the call will be available by dialing 888-203-1112 toll free within the U.S. and Canada or 719-457-0820 for international callers. The passcode for the replay is 4026242. In addition, a recording of the call will be available within approximately 24 hours at www.avibio.com.

About AVI BioPharma

AVI BioPharma is focused on the discovery and development of RNA—based drugs utilizing proprietary derivatives of its antisense chemistry (morpholino-modified phosphorodiamidate oligomers or PMOs) that can be applied to a wide range of diseases and genetic disorders through several distinct mechanisms of action.  Unlike other RNA-based therapeutic approaches, AVI’s antisense technology has been used to directly target both messenger RNA (mRNA) and its precursor (pre-mRNA), allowing for both up- and down-regulation of targeted genes and proteins. AVI’s RNA—based drug programs are being evaluated for the treatment of Duchenne muscular dystrophy as well as for the treatment of cardiovascular restenosis through our partner Global Therapeutics, a Cook Group Company. AVI’s antiviral programs have demonstrated promising outcomes in Ebola Zaire and Marburg Musoke virus infections and may prove applicable to other viral targets such as HCV or Dengue viruses.  For more information, visit www.avibio.com.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, the results of research and development efforts, the results of preclinical and clinical testing, the effect of regulation by the FDA and other agencies, the impact of competitive products, product development, commercialization and technological difficulties, and other risks detailed in the company’s Securities and Exchange Commission filings.

[Tables to Follow]

AVI BIOPHARMA, INC.

(A Development-Stage Company)

(unaudited)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenues, from license fees, grants and research contracts	$2,945	$4,983	$6,095	$10,608

Operating expenses:
Research and development	5,804	7,678	10,299	14,581
General and administrative	2,206	2,184	4,426	4,737
Acquired in-process	—	_	—	—
Research and development	—	—	—	9,916
	8,010	9,862	14,725	29,234

Other income (loss):
Interest (expense) income and other, net	(31)	81	(15)	248
(Increase) decrease on warrant liability	(14,572)	3,047	(11,950)	1,613
Net loss	$(19,668)	$(1,751)	$(20,595)	$(16,765)
Net loss per share—basic and diluted	$(0.23)	$(0.02)	$(0.25)	$(0.25)
Shares used in per share calculations	85,664	70,986	83,235	68,154

BALANCE SHEET HIGHLIGHTS

(unaudited)

(in thousands)

	June 30,	December 31,
	2009	2008
Cash, cash equivalents and short-term securities	$20,205	$11,474
Total current assets	24,329	17,044
Total assets	32,617	25,536
Total current liabilities	26,288	7,288
Total shareholders’ equity	$3,788	$15,732